Exhibit 4.10

Equity Pledge Agreement

This Equity Pledge Agreement (hereinafter referred to as this “Agreement”) is executed by and among the following Parties on May 31, 2019 in Beijing, PRC:

Party A:   Beijing Sangu Maolu Information Technology Co., Ltd., a limited liability company incorporated and existing in accordance with Chinese laws under the address of 1011A33, 9F, Yard 1, No. 32 Xizhimen North Avenue, Haidian District, Beijing; (hereinafter referred to as the “Pledgee”)

Party B     (hereinafter referred to as the “Pledgors”)

Party B1: Li Mingyou, a Chinese citizen, ID card number: ******;
Party B2: Du Xingyu, a Chinese citizen, ID card number: ******

Party C:   Beijing Internet Drive Technology Co., Ltd., a limited liability company incorporated and existing in accordance with Chinese laws under the address of No. 3009-190, 3F, Block B, Building 1, Yard 2, No. 2 Yongcheng North Road, Haidian District, Beijing

In this Agreement, the Pledgee, the Pledgors and Party C are hereinafter each referred to as a “Party” and collectively referred to as the “Parties”.

Whereas:

1.	The Pledgors hold 100% of the equity of Party C. Party C is a limited liability company registered in Beijing, PRC, and is engaged in technology development, technology promotion, technology transfer, technology consultation, technology service; advertisement design, preparation and release, and advertising agency service; organization of culture and art exchange activities (excluding commercial performances); organization of exhibitions and shows; conference service; corporate management consultation; public relations service; conference service; and market survey. Party C acknowledges the respective rights and obligations of the Pledgors and the Pledgee hereunder, and agrees to provide any necessary assistance in the registration of such Right of Pledge;

2.	The Pledgee is a wholly foreign-owned enterprise incorporated in Beijing, PRC. The Pledgee and Party C executed an Exclusive Business Cooperation Agreement (hereinafter referred to as the “Exclusive Business Cooperation Agreement”) on May 31, 2019; the Pledgee, the Pledgors and Party C executed an Exclusive Call Option Agreement (hereinafter referred to as the “Exclusive Call Option Agreement”) on May 31, 2019; each Pledgor executed a Power of Attorney Agreement (hereinafter referred to as the “Power of Attorney Agreement”, collectively referred to as the “Program Agreements” together with the Exclusive Business Cooperation Agreement and the Exclusive Call Option Agreement) on May 31, 2019;

3.	Purpose of the pledge: in order to ensure that (A) the Pledgee can collect all payments due and payable, including but not limited to consultation and service fees, from Party C in accordance with the Exclusive Business Cooperation Agreement; (B) the Pledgee can effectively exercise the options and/or asset purchase rights in accordance with the Exclusive Call Option Agreement; and (C) the Pledgee can exercise its voting rights in accordance with the Power of Attorney Agreement, the Pledgors agree to pledge all of the equity owned by them in Party C to the Pledgee for various obligations of Party B and Party C under the Program Agreements.

Therefore, the Parties agree to execute this Agreement in accordance with the following terms.

1.	Definitions

Unless otherwise specified herein, the following words shall have the meanings ascribed to them below:

1.1	"Right of Pledge" shall mean the security interest granted by the Pledgors to the Pledgee pursuant to Article 2 hereof, i.e., the Pledgee’s right to be paid in priority with the price at which the Equity is transferred, auctioned or sold.

1.2	"Pledged Equity" shall mean all 100% equity legally held by the Pledgors in Party C, and the increased amount of capital contribution and dividend as described in Article 2.3 and Article 2.4 hereof.

1.3	"Term of Pledge" shall mean the term provided for in Article 3 hereof.

1.4	"Program Agreements" shall have the same meaning in foreword hereof.

1.5	"Contractual Obligations" shall mean all contractual obligations of the Pledgors and Party C under this Agreement and the Program Agreements.

1.6	"Secured Debt" shall mean payment and other obligations of Party C under the Exclusive Business Cooperation Agreement, and all direct, indirect and derivative losses and loss of predictable interests suffered by the Pledgee as a result of any Event of Default (as defined below) by any Pledgor and/or Party C. Basis for the amount of such losses includes but is not limited to the Pledgee’s reasonable business plan and earnings estimate, service fees payable by Party C under the Exclusive Business Cooperation Agreement, and all costs incurred by the Pledgee to force the Pledgors and/or the Party C to perform their Contractual Obligations.

1.7	"Event of Default" shall mean any circumstance specified in Article 7 hereof.

1.8	"Default Notice" shall mean notice issued by the Pledgee in accordance with this Agreement to declare any Event of Default.

2.	Right of Pledge

2.1	As a repayment guarantee for Secured Debt, each Pledgor hereby pledges all of the Pledged Equity held by it in Party C to the Pledgee. Party C hereby agreed that the Pledgor shall pledge the Pledged Equity to the Pledgee in accordance with provisions hereof.

2.2	The Pledgors undertake to record the equity pledge arrangement in Party C’s register of shareholders.

2.3	With the prior written consent of the Pledgee, the Pledgors may increase their capital in Party C. The amount of additional contribution made by the Pledgors in the registered capital of Party C due to capital increase shall also fall under the Pledged Equity. The Pledgors undertake to record the equity pledge of the newly added capital under Article 2.3 in Party C's register of shareholders and apply for registration with the Registration Authority (as defined below) within ten (10) business days after the capital increase.

2.4	During the Term of Pledge, the Pledgee shall have the right to receive the returns (including but not limited to any dividends and profits) arising from the Pledged Equity. With the prior written consent of the Pledgee, the Pledgors may obtain dividends or bonus from the Pledged Equity. Dividends or bonus obtained by the Pledgors from the Pledged Equity shall be deposited in the Pledgee's designated account, supervised by the Pledgee, and used to settle the Secured Debt first.

3.	Term of Pledge

3.1	The Right of Pledge shall take effect upon the registration with the competent administration for industry and commerce management at the place where Party C is located (hereinafter referred to as the “Registration Authority”). The Parties agree that after the Agreement is executed, the Pledgors and Party A shall file an application to the Registration Authority for the registration of the equity pledge within the term as agreed by both Parties. The Parties further agree that, within twenty (20) business days as of the date of formal acceptance by the Registration Authority of the application for equity pledge registration, all formalities for equity pledge registration shall be completed, a registration notice issued by the Registration Authority shall be obtained, and the equity pledge shall be recorded completely and accurately on the equity pledge register by the Registration Authority.

3.2	The term of the Agreement shall last till the Contractual Obligations are fully performed or the Secured Debt is completely discharged.

4.	Custody of Equity Records

During the Term of Pledge provided for herein, the Pledgors shall deliver within a week upon the execution hereof the register of shareholders on which the Right of Pledge is recorded to the Pledgee for custody. The Pledgee shall keep such documents throughout the Term of Pledge provided for herein.

5.	Representations and Warranties of the Pledgors

5.1	Each Pledgor is a Chinese legal person, enjoys full capacity, possesses the legal rights and capabilities to sign this Agreement, and assumes legal obligations according to this Agreement. Duly executed by the Pledgors, the Agreement constitutes a legal, valid and binding obligation to the Pledgors.

5.2	Each Pledgor is the sole legal and beneficial owner of the Pledged Equity, and has no dispute regarding the title of the Pledged Equity. Each Pledgor has the right to dispose of the Pledged Equity and any part thereof.

5.3	Other than this Right of Pledge, each Pledgor has not placed any security interest or other encumbrances on the equity.

5.4	Any third party's consent, permission, waiver, authorization, or any government agencies’ approval, permit, exemption, or registration or filing procedure (if required by the law) for the execution and performance of this Agreement and equity pledge hereof has been obtained or processed (except for pledge registration with the Registration Authority), and will be fully effective during the term of validity hereof.

5.5	The Pledgors hereby assure the Pledgee that the above representations and warranties are true and correct and shall be fully followed in all circumstances at any time before the Contractual Obligations are fully fulfilled or the Secured Debt is fully settled.

6.	Undertakings and Further Consent of the Pledgors

6.1	During the term hereof, the Pledgors hereby undertake to the Pledgee that:

6.1.1	Except for performing the Exclusive Call Option Agreement, without the prior written consent of the Pledgee, they may not transfer the equity or place or allow the existence of any security interest or other encumbrances thereon which may affect the rights and interests of the Pledgee in the equity;

6.1.2	They will forthwith notify the Pledgee of any event or any notice received by the Pledgors which may affect the Pledgee’s right to the equity or any part thereof and any event or any notice received by the Pledgors which may affect any warranty or other obligations of the Pledgors arising from this Agreement.

6.2	Each Pledgor agrees that the Right of Pledge obtained by the Pledgee in accordance with this Agreement may not be interrupted or obstructed by such Pledgor or any successor or representative thereof or any other person through legal procedure.

6.3	Each Pledgor hereby undertakes to the Pledgee that it will comply with and perform all warranties, undertakings, agreements, statements and conditions hereunder. Where any Pledgor fails to perform, partially or in full, its warranties, undertakings agreements, statements and conditions, such Pledgor shall compensate the Pledgee for all losses resulting therefrom.

6.4	Each Pledgor hereby waives the preemptive right it may have when the Pledgee exercises the Right of Pledge.

7.	Event of Default

7.1	Each of the following circumstances shall be deemed as an Event of Default:

7.1.1	Failure by Party C to pay up the consultation and service fees payable under the Exclusive Business Cooperation Agreement or violation by Party C of its any other obligations thereof;

7.1.2	Violation by Party C or any Pledgor of other provisions in the Program Agreements;

7.1.3	Any statement or warranty made by any Pledgor in Article 5 hereof includes gross misrepresentation or error, and/or any Pledgor violates any warranty in Article 5 hereof; or any Pledgor violates undertakings and further consent in Article 6 hereof;

7.1.4	The Pledgors and Party C fail to complete the equity pledge registration with the Registration Authority as provided for in Article 3.1 hereof;

7.1.5	Any Pledgor or Party C violates any provisions hereof;

7.1.6	Unless specified in Article 6.1.1, any Pledgor transfers or intends to transfer or waives the Pledged Equity or assigns the Pledged Equity without the written consent of the Pledgee;

7.1.7	Any liability of the Pledgor per se for any loan from or any guarantee, compensation, undertaking or other debts to any third party: (i) is required to be repaid or performed in advance due to the Pledgors’ breach of contract; or (ii) has become due but cannot be repaid or performed on time;

7.1.8	Any approval, license, permit or authorization of government authorities which makes this Agreement enforceable, legal and valid is withdrawn or suspended, becomes void, or is changed substantially;

7.1.9	The promulgation of applicable laws which makes this Agreement illegal or makes any Pledgor unable to continue to perform its obligations hereunder;

7.1.10	Any adverse change in the property owned by any Pledgor, causing the Pledgee to deem that such Pledgor’s ability to perform its obligations hereunder is affected;

7.1.11	Party C’s successor or trustee can only partially perform or refuses to perform the payment liabilities under the Exclusive Business Cooperation Agreement or the Exclusive Call Option Agreement; and

7.1.12	Any other circumstances under which the Pledgee is unable or may be unable to exercise its Right of Pledge.

7.2	Upon knowing or detecting any circumstance specified in Article 7.1 or the occurrence of any event which may result in the aforesaid circumstances, the Pledgors shall forthwith notify the Pledgee in writing accordingly.

7.3	Unless the Event of Default specified in this Article 7.1 has been successfully settled to the satisfaction of the Pledgee, the Pledgee may issue a Default Notice to any Pledgor upon or at any time after the occurrence of any Event of Default, requesting the latter to pay all outstanding payments and amount due and payable under the Program Agreements to the Pledgee, and/or dispose of the Right of Pledge in accordance with the provisions of Article 8 hereof.

8.	Exercise of the Right of Pledge

8.1	Before the Secured Debt is fully paid, no Pledgor may transfer its equity in Party C or re-pledge the equity to any third party without the written consent of the Pledgee.

8.2	The Pledgee may issue a Default Notice to the Pledgors at the time of exercising the Right of Pledge.

8.3	Subject to the provisions of Article 7.3, the Pledgee may exercise the Right of Pledge at the time of or at any time after issuing the Default Notice in accordance with Article 7.2.

8.4	The Pledgee may be paid in priority in accordance with legal procedures with the price at which all or part of the Pledged Equity hereunder is transferred, auctioned or sold, until all outstanding payments and other amounts due under the Program Agreements have been paid up.

8.5	When the Pledgee disposes of the Right of Pledge in accordance with this Agreement, the Pledgors and Party C shall render necessary assistance, so that the Pledgee may exercise the Right of Pledge pursuant to this Agreement.

9.	Transfer

9.1	Without the prior written consent of the Pledgee, the Pledgor may not assign its rights or delegate its obligations hereunder. However, at any time, the Pledgee may assign or delegate its rights and obligations hereof without the consent of the Pledgors or Party C, provided that the Pledgors and Party C are notified within a reasonable time.

9.2	This Agreement shall be binding upon the Pledgor and its successors and permitted assigns, and shall be valid for the Pledgor and each of its successors and assigns.

9.3	The Pledgee may transfer at any time any and all of its rights and obligations under the Program Agreements to any (natural/legal) person designated by it, in which case the transferee shall enjoy the rights and bear the obligations of the Pledgee hereunder, as if it were an original party hereto. When the Pledgee transfers any of its rights and obligations under the Program Agreements, at the request of the Pledgee, the Pledgor shall execute relevant agreements or other documents in relation to such transfer.

9.4	Where the Pledgee is changed as a result of the transfer, at the request of the Pledgee, the Pledgor shall execute a new pledge agreement with the new Pledgee on the same terms and conditions as that of this Agreement, revised Exclusive Business Cooperation Agreement, Exclusive Call Option Agreement, Power of Attorney Agreement and other relevant documents.

9.5	The Pledgor shall strictly comply with the provisions of this Agreement and other contracts executed jointly or separately by the Parties or any of them, including the Exclusive Business Cooperation Agreement, the Exclusive Call Option Agreement and the Power of Attorney Agreement granted to the Pledgee, perform its obligations under this Agreement and other contracts, and not engage in any act/omission that may affect the validity and enforceability thereof. Unless instructed by the Pledgee in writing, the Pledgor may not exercise any residual right to the Pledged Equity hereunder.

10.	Termination and Rescission of Pledge

After the Pledgor and Party C have fully and completely performed all of their Contractual Obligations and paid off all Secured Debts, the Pledgee shall, at the request of the Pledgor, as soon as reasonably practicable, rescind the pledge of the Pledged Equity hereunder, and cooperate with the Pledgors to handle formalities for cancelling the registration of Pledged Equity in Party C’s register of shareholders and for cancelling the registration of pledge with Registration Authority.

11.	Commission and Other Fees

All fees and actual expenditures in relation to this Agreement, including but not limited to the lawyer’s fee, cost of production, stamp duty, and any other taxes and costs shall be borne by Party C. Where any applicable law requires that the Pledgee shall bear some relevant taxes and fees, the Pledgors shall cause Party C to repay in full the taxes and fees that have been paid by the Pledgee.

12.	Confidentiality Liability

The Parties acknowledge that any oral or written information exchanged in respect hereof shall be confidential information. Each Party shall keep confidential all such information and, without the written consent of the other Parties, may not disclose to any third party any relevant information, unless: (a) the public is or will be aware of such information (which is not caused by any disclosure by the receiving Party to the public); (b) such information shall be disclosed as required by applicable laws or the rules or provisions of any securities exchange; (c) any Party is required to disclose such information to its legal consultant or financial consultant with respect to any transaction provided for hereunder, and such legal consultant or financial consultant is also required to be bound by confidentiality obligation similar to that provided for in this clause. The disclosure of any confidential information by any staff or organization employed by any Party shall be deemed as disclosure of such confidential information by such Party, and such Party shall bear legal liability for its violation hereof. This clause shall survive the termination hereof for whatever reason.

13.	Applicable Laws and Dispute Settlement

13.1	The execution, effectiveness, interpretation and performance hereof and the settlement of disputes hereunder shall be governed by laws of PRC.

13.2	Any dispute arising from the interpretation and performance hereof shall be settled by the Parties through friendly negotiation first. Where the Parties fail to reach any agreement on the settlement of such dispute within 30 days after a request for settlement of the dispute through negotiation is made by any Party to the other Parties, any Party may submit the dispute to China International Economic and Trade Arbitration Commission for settlement in accordance with its then effective arbitration rules. The arbitration shall be held in Beijing, and the language of the arbitration shall be Chinese. The arbitration award shall be final and binding upon the Parties.

13.3	Where any dispute arises from the interpretation and performance hereof, or during the period when any dispute is subject to arbitration, except for the matters under dispute, the Parties shall continue to exercise their respective rights and perform their respective obligations hereunder.

14.	Notice

14.1	All notices and other communications to be sent as required or permitted hereunder shall be sent by personal delivery or postage prepaid registered mail, commercial courier service or fax to the following address of the receiving Party. For each notice, a confirmation letter shall be sent via email. Such notice shall be deemed effectively delivered on:

14.1.1	the date of delivery or rejection at the designated receiving address, if sent by personal delivery, courier service or postage prepaid registered mail; or

14.1.2	the date of successful transmission (evidenced by an automatically generated message confirming the transmission), if sent by fax.

14.2	Any Party may change at any time its address for the receipt of notices by notifying the other Parties in accordance with the terms of this clause.

15.	Severability

Where any provision(s) hereof is/are determined by any laws or regulations to be void, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or damaged in any respect. The Parties shall endeavor through bona fide negotiation to replace such void, illegal or unenforceable provision(s) with valid provision(s) to the maximum extent permitted by laws and expected by the Parties, and the economic effects of such valid provision(s) shall be similar to that of such void, illegal or unenforceable provision(s).

16.	Appendix

The appendixes listed herein shall be an integral part hereof.

17.	Effectiveness

17.1	This Agreement shall take effect on the date of execution hereof by the Parties. Any and all amendments, modifications and supplements hereto shall be made in writing and take effect after the signature or seal of the Parties and the completion of government registration procedures (if applicable).

17.2	This Agreement is written in Chinese in one or more counterparts, each of which shall have the same legal force and effect.

——The following is the signature page——

Signature only on this page for Equity Pledge Agreement

Party A:

Beijing Sangu Maolu Information Technology Co., Ltd. (Seal)

Legal Representative: Mingyou LI

Party C:

Beijing Internet Drive Technology Co., Ltd. (Seal)

Legal Representative: Mingyou LI

Signature only on this page for Equity Pledge Agreement

Party B:

Mingyou LI

/s/ Mingyou LI

Signature only on this page for Equity Pledge Agreement

Party B:

Xingyu DU

/s/ Xingyu DU

Appendix

Register of Shareholders

No.	Name	Identity Card Number	Capital Contribution (RMB)	Situation of Equity Pledge
1.	Li Mingyou	******	99,000	All pledged to Beijing Sangu Maolu Information Technology Co., Ltd.
2.	Du Xingyu	******	1,000	All pledged to Beijing Sangu Maolu Information Technology Co., Ltd.